Exhibit 5.1

Chadwick L. Mills

+1 650 843 5654

cmills@cooley.com

October 20, 2017

GTx, Inc.

175 Toyota Plaza, 7th Floor

Memphis, TN 38103

Ladies and Gentlemen:

We have acted as counsel to GTx, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a prospectus that forms a part of the Registration Statement (the “Prospectus”), covering the registration for resale of 8,773,308 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), including: (a) 5,483,320 Shares that are currently outstanding (the “Placement Shares”), and (b) 3,289,988 Shares (the “Warrant Shares”) issuable upon the exercise of certain warrants to purchase Common Stock (the “Warrants”), in each case as held by the respective selling stockholders identified in the Prospectus.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Warrants, (c) the Company’s Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, each as currently in effect and in effect at the time of the issuance of the Placement Shares, and (d) originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.  We have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies thereof; and the accuracy, completeness and authenticity of certificates of public officials.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that the laws of any other jurisdiction are applicable to the subject matter hereof and no opinion as to compliance with any federal or state securities law, rule or regulation.  .

We express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities of the Company, including the Warrant Shares, and/or adjustments to outstanding securities of the Company, including the Warrants, may cause the Warrants to be exercisable for more shares of Common Stock than the number that remain authorized but unissued.  Further, we have assumed the exercise price of the Warrants will not be adjusted to an amount below the par value per share of the Common Stock.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that, the Placement Shares have been validly issued, and are fully paid and nonassessable, and that the Warrant Shares, when issued and sold in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

Cooley LLP   101 California Street   5th Floor   San Francisco, CA   94111-5800
t: (415) 693-2000  f: (415) 693-2222  cooley.com

We hereby consent to the reference to our firm under the caption “Validity of Common Stock” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Chadwick L. Mills
Chadwick L. Mills